Exhibit 99.1

FOR IMMEDIATE RELEASE

DATE: September 9, 2016

ARC GROUP WORLDWIDE REPORTS FISCAL YEAR FOURTH QUARTER 2016 RESULTS

DELAND, FL., September 9, 2016/Marketwired/—ARC Group Worldwide, Inc. (“ARC” and the “Company”) (NASDAQ: ARCW), a leading global provider of advanced manufacturing and 3D printing solutions, today reported its fourth quarter and fiscal year 2016 (June 30, 2016) results.

Highlights for the quarter ended June 30, 2016, compared sequentially to the quarter ended March 27, 2016:

•	Sales of $27.8 million, an increase of 5.0%;
•	Adjusted EBITDA of $3.4 million, inline with the prior sequential quarter; and
•	Net loss increased to $0.8 million.

Fiscal Year Fourth Quarter Results

Fiscal year fourth quarter 2016 revenue was $27.8 million, a 5.0% increase sequentially, compared to the third fiscal quarter of 2016.  The increase was driven by continued momentum from our new sales efforts.

Adjusted EBITDA for the fiscal year fourth quarter remained generally inline with the prior sequential period at $3.4 million, a product of increased costs primarily attributable to the launch of new product programs.

Net loss for the fiscal year fourth quarter increased from the prior sequential period to $0.8 million, a product of increased income taxes associated with the existence of a deferred tax asset valuation allowance.

Management Commentary

Jason Young, CEO, commented, “Our new sales culture, combined with our differentiated approach, resulted in continued sequential sales improvement through the balance of fiscal year 2016.  While margins in the fourth quarter were somewhat muted, this was largely due to the launch of new production parts, increased sales and marketing efforts, and a higher tooling mix.  While these initiatives impacted quarterly results, we believe all should help drive future revenue and margin growth as these new programs ramp to full production.  Overall, fiscal year 2016 was a transitionary year for us, as we initiated the unification of our global sales and cross-selling efforts.  Given the momentum we built through the year, we remain optimistic about the future prospects of delivering our full solution, fast manufacturing approach to customers.  We also continue to see great opportunities to apply our metal 3D printing solutions to new applications, by finding cheaper, faster and superior technical solutions to legacy manufactured precision parts.  We think this is a trend that can have a big impact on precision manufacturing in the coming years.”

GAAP to Non-GAAP Reconciliation

EBITDA, EBITDA Margin, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Earnings and Adjusted Earnings Per Share are non-GAAP financial measures.  EBITDA Margin and Adjusted EBITDA Margin are calculated by dividing EBITDA and Adjusted EBITDA, respectively, by sales.  The Company has provided non-GAAP financial information to provide additional, meaningful comparisons of current results to prior periods’ results by excluding items that the Company does not believe are representative or indicative of its results of operations.  Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States.  The Company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP.

The reconciliation to GAAP is as follows (dollars in thousands):

	June 30,	March 27,	December 27,	September 27,
For the three months ended:	2016	2016	2015	2015
Net Loss	$(834)	$(337)	$(594)	$(441)
Interest Expense, Net	1,077	1,107	1,126	1,141
Income Taxes	647	(8)	(132)	(426)
Depreciation and Amortization	2,364	2,415	2,388	2,362
EBITDA	$3,254	$3,177	$2,788	$2,636
EBITDA Margin	11.7%	12.0%	11.1%	10.8%
Share-Based Compensation Expense	39	138	—	—
Reorganization/Transaction Expenses	134	90	563	9
Adjusted EBITDA	$3,427	$3,405	$3,351	$2,645
Adjusted EBITDA Margin	12.3%	12.8%	13.4%	10.8%

Net Loss	$(834)	$(337)	$(594)	$(441)
Share-Based Compensation Expense	39	138	—	—
Reorganization/Transaction Expenses	134	90	563	9
Adjusted Earnings	$(661)	$(109)	$(31)	$(432)
Adjusted Earnings Per Share	$(0.04)	$(0.01)	$(0.00)	$(0.02)
Weighted Average Common Shares Outstanding	18,123,883	18,123,883	18,123,883	18,123,883

EBITDA excludes interest expense, net and income taxes because these items are associated with our capitalization and tax structures.  EBITDA also excludes depreciation and amortization expense because these non-cash expenses reflect the impact of prior capital expenditure decisions which may not be indicative of future capital expenditure requirements.

The Company defines Adjusted EBITDA as EBITDA excluding the impact of share-based compensation expense and reorganization/transaction expenses, which is in accordance with the Company’s bank debt covenants.  Shared-based compensation expense relates to the Company’s grant of stock options to employees.  Reorganization expenses are primarily labor and labor related costs associated with the termination of employees and inventory write-downs as allowed by the Company’s bank debt covenants.  Transaction expenses are primarily professional fees related to the refinancing of debt.

Adjusted Earnings removes the impact of share-based compensation expense and reorganization/transaction related expenses.

About ARC Group Worldwide, Inc.

ARC Group Worldwide is a global advanced manufacturing and 3D printing service provider focused on accelerating speed to market for its customers.  ARC utilizes technology to improve automation in manufacturing through robotics, software and process automation, as well as lean manufacturing to improve efficiency.  ARC provides a holistic set of precision manufacturing solutions, from design and prototyping through full run production.  These solutions include metal injection molding, plastic and metal 3D printing, metal stamping, plastic injection molding, clean room injection molding, rapid tooling, thixomolding, antennas, hermetic seals, and flanges and forges.

Forward Looking Statements

This press release may contain “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995, which are based on ARC’s current expectations, estimates and projections about future events.  These include, but are not limited to, statements, if any, regarding business plans, pro-forma statements and financial projections, ARC’s ability to expand its services and realize growth.  These statements are not historical facts or guarantees of future performance, events or results.  Such statements involve potential risks and uncertainties, and the general effects of financial, economic, and regulatory conditions affecting our industries.  Accordingly, actual results may differ materially.  ARC does not have any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.  For further information on risks and uncertainties that could affect ARC’s business, financial condition and results of operations, readers are encouraged to review Item 1A. – Risk Factors and all other disclosures appearing in ARC’s Form 10-K for the fiscal year ended June 30, 2016, as well as other documents ARC files from time to time with the Securities and Exchange Commission.

CONTACT: Drew M. Kelley

PHONE: (303) 467-5236

Email: InvestorRelations@ArcGroupWorldwide.com

ARC Group Worldwide, Inc.

Consolidated Statements of Operations

(in thousands, except for share and per share amounts)

	For the three months ended June 30,		For the year ended June 30,
	2016	2015	2016	2015
Sales	$27,822	$28,837	$103,840	$112,505
Cost of sales	22,476	23,041	83,677	87,057
Gross profit	5,346	5,796	20,163	25,448
Selling, general and administrative	4,556	4,205	18,008	19,172
Merger expenses	—	—	—	187
Income from operations	790	1,591	2,155	6,089
Other income, net	100	149	171	266
Interest expense, net	(1,077)	(1,248)	(4,451)	(4,848)
(Loss) income before income taxes	(187)	492	(2,125)	1,507
Income tax expense	(647)	(1,158)	(81)	(1,509)
Net loss	(834)	(666)	(2,206)	(2)
Net income attributable to non-controlling interest	(20)	(45)	(108)	(210)
Net loss attributable to ARC Group Worldwide, Inc.	$(854)	$(711)	$(2,314)	$(212)
Net loss per common share:
Basic and diluted	$(0.05)	$(0.04)	$(0.13)	$(0.01)

Weighted average common shares outstanding:
Basic and diluted	18,123,883	17,752,915	18,123,883	15,458,404

ARC Group Worldwide, Inc.

Consolidated Balance Sheets

(in thousands, except share data)

	As of June 30,
	2016	2015
ASSETS
Current assets:
Cash	$3,620	$4,821
Accounts receivable, net	14,913	15,385
Inventories, net	17,613	16,386
Deferred income tax assets	478	672
Prepaid expenses and other current assets	4,378	2,330
Total current assets	41,002	39,594
Property and equipment, net	41,981	43,813
Goodwill	14,801	14,801
Intangible assets, net	23,066	26,441
Other	948	1,374
Total assets	$121,798	$126,023

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$9,286	$7,338
Accrued expenses and other current liabilities	2,621	3,026
Deferred revenue	1,457	991
Bank borrowings, current portion of long-term debt	15,909	5,995
Capital lease obligations, current portion	846	857
Accrued escrow obligations, current portion	2,842	4,291
Total current liabilities	32,961	22,498
Long-term debt, net of current portion	37,857	51,971
Deferred income tax liabilities	1,407	1,126
Capital lease obligations, net of current portion	1,949	2,784
Accrued escrow obligations, net of current portion	966	—
Other long-term liabilities	2,115	903
Total liabilities	77,255	79,282

Commitments and contingencies

Equity:
Preferred stock, $0.001 par value, 2,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.0005 par value, 250,000,000 shares authorized; 18,803,910 shares issued and 18,795,509 shares issued and outstanding at June 30, 2016, and 18,538,522 shares issued and 18,530,121 shares issued and outstanding at June 30, 2015	10	5
Treasury stock, at cost; 8,401 shares at June 30, 2016 and June 30, 2015	(94)	(94)
Additional paid-in capital	29,702	29,751
Retained earnings	13,771	15,931
Accumulated other comprehensive loss	(6)	(58)
Total ARC Group Worldwide, Inc. stockholders' equity	43,383	45,535
Non-controlling interests	1,160	1,206
Total equity	44,543	46,741
Total liabilities and equity	$121,798	$126,023

ARC Group Worldwide, Inc.

Consolidated Statements of Cash Flows

(in thousands)

	For the Year Ended June 30,
	2016	2015
Cash flows from operating activities:
Net loss	$(2,206)	$(2)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	9,529	9,459
Share-based compensation expense	177	—
Bad debt expense and other	98	21
Deferred income taxes	565	2,159
Changes in working capital:
Accounts receivable	400	(8)
Inventory	(1,227)	(230)
Prepaid expenses and other assets	(1,621)	(1,194)
Accounts payable	1,708	(2,092)
Accrued expenses	(1,423)	(2,953)
Deferred revenue	466	(25)
Net cash provided by operating activities	6,466	5,135

Cash flows from investing activities:
Purchases of property and equipment	(2,633)	(4,810)
Proceeds from the sale of assets	8	1,506
Net cash used in investing activities	(2,625)	(3,304)

Cash flows from financing activities:
Proceeds from debt issuance	5,543	24,500
Repayments of long-term debt and capital lease obligations	(10,542)	(46,296)
Proceeds from the issuance of stock, net	—	15,460
Net cash used in financing activities	(4,999)	(6,336)
Effect of exchange rates on cash	(43)	(58)
Net decrease in cash	(1,201)	(4,563)
Cash, beginning of period	4,821	9,384
Cash, end of period	$3,620	$4,821
Supplemental disclosures of cash flow information:
Cash paid for interest	$4,058	$4,414
Cash paid for income taxes	$599	$1,283